Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Condensed Financial Information” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information and to the incorporation by reference therein of our report dated February 2, 2007 with respect to the Registration Statement (Form N1-A) and related Prospectus and Statement of Additional Information of Mairs and Power Growth Fund, Inc., filed with the Securities and Exchange Commission in this Post-Effective Amendment No. 61 under the Securities Act of 1933 (Registration No. 002-014290).

/s/ Ernst & Young LLP

Minneapolis, Minnesota
April 30, 2007